Exhibit 99.1

TherapeuticsMD Announces Third Quarter 2022 Financial Results

- Q3 total revenue of $20.9 million -

- ANNOVERA TRx growth of 10% year-over-year -

- Reduced operating expenses by $22 million year-over-year -

BOCA RATON, Fla. – November 14, 2022 – TherapeuticsMD, Inc. (“TXMD” or the “Company”) (NASDAQ: TXMD), an innovative, leading women’s healthcare company, today reported financial results for the third quarter ended September 30, 2022.

“Our products continue to be adopted by healthcare providers and patients, and we continue to believe that they represent a significant opportunity. Our prescriber bases grew, and we added around 1,500 new prescribers for ANNOVERA and around 1,600 for IMVEXXY. Total quarterly prescriptions for both products remained relatively stable compared to the second quarter of 2022, and ANNOVERA’s total prescriptions grew 10% compared to the third quarter of 2021. While our third quarter 2022 net revenues declined $4.5 million compared with the prior year, through disciplined cost control measures, we were able to reduce operating expenses by $22 million year-over-year,” said Mark Glickman, co-Interim-CEO of TherapeuticsMD.

“During the quarter, we were able to move past the inventory issues we experienced in the first half of the year, and our wholesale network is now fully stocked. With these developments and the recent cash infusion from Rubric Capital, we believe our operations have stabilized, and we continue on our path forward toward our goal of meeting the demand for our products and helping to advance women’s health,” added Glickman.  “Our Board of Directors and management team continue to actively assess strategic alternatives to strengthen the Company’s long-term financial position.” concluded Glickman.

Third Quarter 2022 Financial Results and Business Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Product revenue:
ANNOVERA	$10,415	$11,807	$37,196	$30,112
IMVEXXY	6,947	8,016	20,583	24,866
BIJUVA	2,663	3,298	7,877	7,899
Prescription vitamin	892	1,335	2,671	4,162
Product revenue, net	20,917	24,456	68,327	67,039
License and service revenue	—	950	484	1,234
Total revenue, net	$20,917	$25,406	$68,811	$68,273

ANNOVERA® (segesterone acetate and ethinyl estradiol vaginal system)

•	ANNOVERA net product revenue of $10.4 million for the third quarter of 2022 decreased by $1.4 million compared to $11.8 million for the third quarter of 2021.
•	Approximately 9,200 ANNOVERA prescriptions were dispensed to patients during the third quarter of 2022.
•	Over 15,000 healthcare providers (HCPs) prescribed ANNOVERA since launch through the third quarter of 2022, of which more than 1,500 were new writers.

IMVEXXY® (estradiol vaginal inserts)

•	IMVEXXY net product revenue of $6.9 million for the third quarter of 2022 decreased by $1.1 million compared to $8.0 million for the third quarter of 2021.
•	Approximately 91,300 IMVEXXY prescriptions were dispensed to patients during the third quarter of 2022.

BIJUVA® (estradiol and progesterone) capsules

•	BIJUVA net product revenue of $2.7 million for the third quarter of 2022 decreased by approximately $0.6 million compared to $3.3 million for the third quarter of 2021.
•	BIJUVA net product revenue for the third quarter of 2022 includes $0.4 million of export sales through our international licensing and supply agreement with Theramex HQ UK Limited.

Cost of Goods Sold and Gross Margin

•

Cost of goods was $3.8 million with product gross margin of 82% for the third quarter of 2022 compared to $5.3 million with product gross margin of 78% for the third quarter of 2021. The increase in product gross margins was mainly due to changes in product sales mix.

Operating Expense, Net Loss and Related Information

•	Total operating expense of $37.9 million for the third quarter of 2022 decreased by approximately $22.2 million compared to $60.0 million for the third quarter of 2021.
•

Net loss for the third quarter of 2022 was $29.0 million, or $3.13 per basic and diluted share, compared to net loss for the third quarter of 2021 of $47.4 million, or $5.62 per basic and diluted share.

Balance Sheet

•

As of September 30, 2022, the Company’s cash on hand totaled $27.1 million, compared with $65.1 million as of December 31, 2021.  Subsequent to quarter end, the Company closed a $7 million private investment in the Company’s Series A Preferred Stock from Rubric Capital Management LP. The Company also had $11.3 million in restricted cash related to customary holdbacks as part of the vitaCare Prescription Services divestiture.

•

As of September 30, 2022, the Company’s aggregate balance of net debt, lender warrants derivative liability, make-whole payment derivative liability and mandatory redeemable preferred stock was $117.1 million.

In light of the Company’s ongoing strategic alternatives process, the Company will not be hosting a conference call.

Please see the Full Prescribing Information, including indication and Boxed WARNING, for each TherapeuticsMD product as follows:

•IMVEXXY (estradiol vaginal inserts) at https://imvexxy.com/pi.pdf

•BIJUVA (estradiol and progesterone) capsules at https://www.bijuva.com/pi.pdf

•ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system) at www.annovera.com/pi.pdf

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as "believes," "hopes," "may," "anticipates," "should," "intends," "plans," "will," "expects," "estimates," "projects," "positioned," "strategy" and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled "Risk Factors" in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following:  whether the company will be able to refinance the indebtedness under its term loan facility, and, if not, whether the company will be able to continue as a going concern; whether the company will be able to raise capital to fund its operations; whether and how the executive order on contraception is implemented; the effects of the COVID-19 pandemic; the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXY®, ANNOVERA®, and BIJUVA® and obtain additional financing necessary therefor; the effects of supply chain issues on the supply of the company’s products; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; the company’s ability to protect its intellectual property; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the company’s licensees to commercialize and distribute the company’s products; the ability of the company’s marketing contractors to market ANNOVERA; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the impact of leadership transitions; and the volatility of the trading price of the company’s common stock.

- Financial Statements to Follow -

TherapeuticsMD, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited - in thousands, except per share data)

	September 30, 2022	December 31, 2021
Assets:
Current assets:
Cash	$27,080	$65,122
Restricted cash	11,250	—
Accounts receivable, net of allowance for credit losses of $1,621 and $1,334 as of September 30, 2022 and December 31, 2021, respectively	32,157	36,176
Inventory	6,701	7,622
Prepaid and other current assets	10,290	10,548
Total current assets	87,478	119,468
Fixed assets, net	551	1,199
License rights and other intangible assets, net	37,876	40,318
Right of use assets	7,749	8,234
Other non-current assets	253	253
Total assets	$133,907	$169,472
Liabilities and stockholders' deficit:
Current liabilities:
Debt, net	$93,602	$188,269
Lender Warrants derivative liability	2,058	—
Make-whole payment derivative liability	1,751	—
Mandatory Redeemable Preferred Stock	19,709	—
Accounts payable	13,383	20,318
Accrued expenses and other current liabilities	43,568	44,304
Total current liabilities	174,071	252,891
Operating lease liabilities	7,553	8,063
Other non-current liabilities	554	2,139
Total liabilities	182,178	263,093
Commitments and contingencies
Stockholders' deficit:
Preferred stock, par value $0.001; 10,000 shares authorized, 22 issued
and included in liabilities due to their redemption provisions	—	—
Common stock, par value $0.001; 12,000 shares authorized, 9,467 and 8,598 (adjusted for the 50-for-1 reverse stock split) shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	9	9
Additional paid-in capital	968,785	957,730
Accumulated deficit	(1,017,065)	(1,051,360)
Total stockholders' deficit	(48,271)	(93,621)
Total liabilities and stockholders' deficit	$133,907	$169,472

TherapeuticsMD, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue, net:
Product	$20,917	$24,456	$68,327	$67,039
License and service	—	950	484	1,234
Total revenue, net	20,917	25,406	68,811	68,273
Cost of goods sold	3,788	5,282	13,388	14,101
Total gross profit	17,129	20,124	55,423	54,172
Operating expenses:
Selling and marketing	19,129	30,005	61,703	86,193
General and administrative	17,635	28,435	55,445	66,691
Research and development	1,112	1,605	4,092	5,666
Total operating expenses	37,876	60,045	121,240	158,550
Loss from operations	(20,747)	(39,921)	(65,817)	(104,378)
Other (expense) income:
Gain on sale of business	—	—	143,384	—
Expense for accretion of Mandatory Redeemable Preferred Stock	(3,457)	—	(3,457)	—
Fair value loss on Lender Warrants derivative liability	(76)	—	(76)	—
Loss on extinguishment of debt	—	—	(8,380)	—
Interest expense and other financing costs	(4,833)	(7,518)	(30,941)	(25,341)
Other (expense) income, net	(112)	19	(128)	264
Total other (expense) income, net	(8,478)	(7,499)	100,402	(25,077)
(Loss) income before income taxes	(29,225)	(47,420)	34,585	(129,455)
(Benefit) provision for income taxes	(260)	—	290	—
Net (loss) income	$(28,965)	$(47,420)	$34,295	$(129,455)
(Loss) earnings per common share, basic	$(3.13)	$(5.62)	$3.86	$(16.68)
Weighted average common shares, basic	9,261	8,444	8,877	7,762
(Loss) earnings per common share, diluted	$(3.13)	$(5.62)	$3.73	$(16.68)
Weighted average common shares, diluted	9,261	8,444	9,205	7,762

TherapeuticsMD, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited - in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$34,295	$(129,455)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,181	3,091
Charges to provision for doubtful accounts	542	540
Inventory charge	73	1,082
Debt financing fees	20,053	4,158
Share-based compensation	8,587	12,779
Gain on sale of business	(143,384)	—
Expense for accretion of Mandatory Redeemable Preferred Stock	3,457	—
Loss on extinguishment of debt	8,380	—
Other	50	726
Changes in operating assets and liabilities:
Accounts receivable	3,044	(5,560)
Inventory	848	(451)
Prepaid and other current assets	180	(2,831)
Accounts payable	(6,186)	(1,476)
Accrued expenses and other current liabilities	3,705	13,504
Other non-current liabilities	(675)	758
Total adjustments	(98,145)	26,320
Net cash used in operating activities	(63,850)	(103,135)
Cash flows from investing activities:
Proceeds from sale of business, net of transaction costs	142,634	—
Payment of patent related costs	(297)	(675)
Purchase of fixed assets	(21)	(34)
Net cash provided by (used in) investing activities	142,316	(709)
Cash flows from financing activities:
Proceeds from sale of Mandatory Redeemable Preferred Stock, net of costs	16,252	—
Proceeds from make-whole derivative	1,751	—
Proceeds from sale of common stock, net of costs	2,454	182,881
Proceeds from exercise of options and warrants	—	302
Proceeds from sale of common stock related to employee stock purchase plan	14	134
Repayments of debt	(125,000)	(50,000)
Payment of debt financing fees	(729)	(5,118)
Net cash (used in) provided by financing activities	(105,258)	128,199
Net (decrease) increase in cash and restricted cash	(26,792)	24,355
Cash and restricted cash, beginning of period	65,122	80,486
Cash and restricted cash, end of period	$38,330	$104,841
Supplemental disclosure of cash flow information:
Interest paid	$8,371	$19,675
Supplemental disclosure of noncash financing activities:
Paid in kind ("PIK") interest with corresponding increase in debt	$2,452	$—
PIK debt financing fees with corresponding increase in debt	$16,980	$—
Issue of warrants to lenders related to debt financing fees	$1,983	$—

CONTACT:

Michael C. Donegan	Lisa M. Wilson
Interim Chief Financial Officer, Chief Accounting Officer and Vice President Finance	In-Site Communications, Inc. 212-452-2793 lwilson@insitecony.com
561-961-1900